Exhibit 99.2

News Release
THE BEARD COMPANY
Harvey Parkway
301 N.W. 63rd Street, Suite 400
Oklahoma City, Oklahoma 73116
For Immediate Release

DONALD DILLINGHAM AND SCOTT BROWN JOIN BOARD OF DIRECTORS AT THE BEARD COMPANY

OKLAHOMA CITY, Oklahoma – August 21, 2009 -- The Beard Company (OTCBB: BRCO) today announced that Donald L. Dillingham and Scott Brown have been appointed to the Company’s Board of Directors.

Donald L. Dillingham is currently President of Oak Hills Securities, Inc., a Broker/Dealer firm that is registered with FINRA. He is also President of Avondale Investments, LLC, an investment advisory firm, and a Vice President of Merit Advisors, a registered investment advisory firm. He has held these positions since September 2001.

From April 1998 to August 2001, Mr. Dillingham was Senior Vice President and Portfolio Manager with J.P. Morgan Investment Management. He managed both growth and value domestic large-cap equities and high-grade fixed income portfolios for high-net-worth individuals and foundations. Mr. Dillingham also served as State Director for J.P. Morgan Investment Management for the State of Oklahoma.

From December 1996 to April 1998, Mr. Dillingham served as State Director for American Express Financial Advisors, where he managed the financial planning services and product sales for the State of Oklahoma. From July 1994 to December 1995, he was Vice President of Investment Banking with Bank of America, where he worked with issuers of debt, providing clients with asset/liability analyses of their proposed offerings. From May 1984 to July 1994, Mr. Dillingham was a Fixed Income Analyst, risk-based market maker and sales manager with the investment banking firm Stifel, Nicolaus & Co.

Mr. Dillingham, a Certified Public Accountant, Chartered Financial Analyst and Certified Financial Planner, earned his B.B.A. Degree in Accounting at the University of Oklahoma and a M.B.A. in Finance at Oklahoma City University. He is one of three founding professors to teach in the University of Oklahoma Entrepreneurship Department utilizing the case study method with Harvard Business School cases. Mr. Dillingham is also a member of the Board of Directors of Gulfport Exploration, Inc., where he serves on the Audit and Compensation Committees.

Scott Brown is the Owner and President of DS Capital, Inc., an investment and consulting firm that provides services to the consumer packaged goods, printing and retail industries. Clients of DS Capital include such firms as Dial Corporation, Servaas, MyPrint Corporation, Amazon.com, and DrugStore.com. Mr. Brown founded DS Capital in September 2003.

From March of 2000 to September of 2003 Mr. Brown served as Senior Vice – President for Acosta Sales and Marketing. His responsibilities were centered on the development and management of a national sales organization for Acosta in support of the Fleming Company and their retailers across the U.S.  Clients included Clorox, Ocean Spray, Nestle, Heinz Foods and Colgate Palmolive, accounting for sales in excess of $1.3 billion annually.  Mr. Brown was responsible for all financial and sales aspects for a sales organization that totaled 450 company Associates.

From March 1999 to February 2000 he served as Oklahoma Division President of Acosta Sales and Marketing, and managed all sales and financial aspects of the company’s operations in the Oklahoma market.  The Division employed 90 company Associates.

In 1983 Mr. Brown joined Brown Brokerage Company, an Oklahoma-based food brokerage company, and in 1988 he assumed the position of President, succeeding his Father.  Mr. Brown expanded the company’s Oklahoma-based operation to include offices in the Kansas City, Springfield and Wichita markets.  The company serviced 1,900 retailers in a seven state area with 154 employees. Some of its Clients included Clorox, Nestle, Del Monte, Campbell’s, Mrs. Smith and Land ‘O Lakes.  In 1999 Mr. Brown sold Brown Brokerage to Acosta Sales and Marketing.

Mr. Brown earned a B.S. Degree in Public Administration at the University of Southern California. He serves as a director of several small private companies.

“We are very pleased to welcome these two experienced business executives to our Board of Directors,” stated Herb Mee, Jr., Beard’s President. “We believe our Company is poised for success in all three of our primary business segments, and the counsel of these new Directors should prove invaluable in the accomplishment of our strategic objectives.”

About The Beard Company

The Beard Company creates, acquires, and/or invests in businesses, primarily related to natural resources, that management believes have high growth and/or above-average profit potential and can enhance shareholder value. The Company is involved in oil and gas activities; coal reclamation activities; and minerals exploration and development through its Geohedral investment.

The Company is headquartered in Oklahoma City and its common stock trades on the OTC Bulletin Board under the symbol “BRCO”.

Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, “anticipate”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability to negotiate and execute contracts in connection with the Company’s coal reclamation activities; future trends in commodities prices; financial, geological or mechanical difficulties affecting Geohedral’s or Beard Dilworth’s planned geological work programs; uncertainties surrounding estimates of mineralized material; and other risks associated with the Company’s business. By making these forward-looking statements, Beard undertakes no obligation to update these statements for revisions or changes in the future.

For Additional Information, Please Contact:

Herb Mee, Jr., President, at (405) 842-2333 or via email at hmee@beardco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com